Agree Realty Corporation Reports First Quarter 2017 Results

BLOOMFIELD HILLS, Mich., April 24, 2017 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended March 31, 2017. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter 2017 Financial and Operating Highlights:

  Invested $62.1 million in 13 retail net lease properties
  Completed two development and Partner Capital Solutions ("PCS") projects
  Increased rental revenue 29.7% to $24.2 million
  Net Income per share attributable to the Company increased 54.2% to $0.56
  Net Income attributable to the Company increased 95.3% to $14.6 million
  Increased Funds from Operations ("FFO") per share 6.3% to $0.65
  Increased FFO 34.5% to $17.0 million
  Increased Adjusted Funds from Operations ("AFFO") per share 5.9% to $0.65
  Increased AFFO 34.0% to $17.1 million
  Declared a quarterly dividend of $0.495 per share, an increase of 6.5% over the dividend per share declared in the first quarter of 2016

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended March 31, 2017 increased 29.7% to $24.2 million, compared to total rental revenue of $18.7 million for the comparable period in 2016.

Net Income

Net Income attributable to the Company for the three months ended March 31, 2017 increased 95.3% to $14.6 million, compared to $7.5 million for the comparable period in 2016. Net Income per share attributable to the Company for the three months ended March 31, 2017 increased 54.2% to $0.56, compared to $0.36 per share for the comparable period in 2016.

Funds from Operations

FFO for the three months ended March 31, 2017 increased 34.5% to $17.0 million, compared to FFO of $12.7 million for the comparable period in 2016. FFO per share for the three months ended March 31, 2017 increased 6.3% to $0.65, compared to FFO per share of $0.61 for the comparable period in 2016.

Adjusted Funds from Operations

AFFO for the three months ended March 31, 2017 increased 34.0% to $17.1 million, compared to AFFO of $12.7 million for the comparable period in 2016. AFFO per share for the three months ended March 31, 2017 increased 5.9% to $0.65, compared to AFFO per share of $0.61 for the comparable period in 2016.

Dividend

The Company paid a cash dividend of $0.495 per share on April 14, 2017 to stockholders of record on March 31, 2017, a 6.5% increase over the $0.465 quarterly dividend declared in the first quarter of 2016. The quarterly dividend represents payout ratios of approximately 76.6% of FFO per share and 76.4% of AFFO per share, respectively.

CEO Comments

"We are pleased to deliver another quarter of high-quality results as we continued to execute on our operating strategy," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Our investments in the quarter were focused on industry-leading retailers that offer a compelling customer experience or employ a comprehensive omni-channel strategy. Looking forward, our balance sheet and our investment pipeline are very well-positioned for the future."

Portfolio Update

As of March 31, 2017, the Company's portfolio consisted of 377 properties located in 43 states and totaled 7.3 million square feet of gross leasable space. Properties ground leased to tenants accounted for 7.2% of annualized base rents.

The portfolio was approximately 99.6% leased, had a weighted average remaining lease term of approximately 10.6 years, and generated approximately 44.7% of annualized base rents from investment grade retail tenants.

The following table provides a summary of the Company's portfolio as of March 31, 2017:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	342	$89,006	91.0%	41.7%	10.5 yrs
Retail Net Lease Ground Leases	32	7,077	7.2%	86.5%	12.8 yrs
Total Retail Net Lease	374	$96,083	98.2%	45.0%	10.7 yrs
Total Portfolio	377	$97,834	100.0%	44.7%	10.6 yrs

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2017.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from Standard & Poor's, Moody's, Fitch and/or NAIC.

Acquisitions

Total acquisition volume for the first quarter of 2017 was approximately $52.9 million and included 11 assets net leased to notable retailers operating in the discount apparel, auto parts, health and fitness and home furnishings sectors. The properties are located in 9 states and leased to tenants operating in 8 retail sectors. The properties were acquired at a weighted average capitalization rate of 7.6% and with a weighted average remaining lease term of approximately 10.6 years.

Dispositions

During the quarter, the Company sold one property net leased to Walgreens in Ann Arbor, Michigan for gross proceeds of approximately $10.5 million. The disposition was completed at a capitalization rate of 5.86%.

Development and Partner Capital Solutions

In the first quarter of 2017, the Company completed two previously announced development and PCS projects, including the Company's first Camping World in Tyler, Texas. The project is under a new 20-year net lease and had a total cost of approximately $7.5 million.

The Company also completed its previously announced Burger King in Heber, Utah. The project is the fifth Burger King in the Company's partnership with Meridian Restaurants, and is subject to a new 20-year net lease. The project had a total cost of approximately $1.7 million.

During the first quarter, construction continued on the Company's two other development and PCS projects with anticipated total project costs of approximately $12.3 million. The projects consist of the Company's first ground-up development for Camping World in Georgetown, Kentucky, and the redevelopment and expansion of an existing property in Boynton Beach, Florida for Orchard Supply Hardware (Lowe's Companies, Inc.).

Year-to-date, the Company has announced four development and PCS projects completed or currently under construction. Total project costs for the developments are approximately $21.5 million and include the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Camping World	Tyler, TX	Build-to-Suit	20 Years	Q1 2017	Completed
Burger King(1)	Heber, UT	Build-to-Suit	20 Years	Q1 2017	Completed
Orchard Supply	Boynton Beach, FL	Build-to-Suit	15 Years	Q3 2017	Under Construction
Camping World	Georgetown, KY	Build-to-Suit	20 Years	Q3 2017	Under Construction

(1) Franchise restaurant operated by Meridian Restaurants Unlimited, LC.

Leasing

During the first quarter, the Company executed new leases, extensions or options on approximately 346,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included seven Tractor Supply stores comprising approximately 154,000 square feet across Texas, Mississippi and Louisiana, as well as a 32,147-square foot TJ Maxx in Aurora, Colorado.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of March 31, 2017:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$10,288	10.5%
Walmart	4,224	4.3%
Lowe's	3,099	3.2%
LA Fitness	2,761	2.8%
Wawa	2,664	2.7%
Mister Car Wash	2,580	2.6%
Smart & Final	2,518	2.6%
CVS	2,463	2.5%
Dollar General	2,415	2.5%
Tractor Supply	2,183	2.2%
Hobby Lobby	2,177	2.2%
Academy Sports	1,982	2.0%
Burger King(2)	1,907	1.9%
Rite Aid	1,886	1.9%
Dollar Tree	1,832	1.9%
24 Hour Fitness	1,759	1.8%
BJ's Wholesale	1,709	1.7%
AMC	1,585	1.6%
Taco Bell(3)	1,537	1.6%
PetSmart	1,535	1.6%
AutoZone	1,473	1.5%
Other(4)	43,257	44.4%
Total Portfolio	$97,834	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2017.
(2)	Franchise restaurants operated by Meridian Restaurants Unlimited, LC.
(3)	Franchise restaurants operated by Charter Foods North, LLC.
(4)	Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of March 31, 2017:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$14,637	15.0%
Restaurants - Quick Service	6,635	6.8%
Grocery Stores	6,632	6.8%
Discount Apparel	5,479	5.6%
Auto Service	5,452	5.6%
Health & Fitness	4,888	5.0%
Specialty Retail	4,672	4.8%
General Merchandise	3,956	4.0%
Home Improvement	3,790	3.9%
Warehouse Clubs	3,749	3.8%
Crafts and Novelties	3,528	3.6%
Farm and Rural Supply	3,365	3.4%
Sporting Goods	3,149	3.2%
Auto Parts	3,092	3.2%
Dollar Stores	3,038	3.1%
Convenience Stores	2,830	2.9%
Restaurants - Casual Dining	2,481	2.5%
Other(2)	16,461	16.8%
Total Portfolio	$97,834	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2017.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company's total annualized base rent as of March 31, 2017:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$13,940	14.2%
Texas	8,838	9.0%
Florida	7,491	7.7%
Illinois	7,366	7.5%
Ohio	5,779	5.9%
Pennsylvania	4,095	4.2%
California	3,700	3.8%
Mississippi	2,857	2.9%
Wisconsin	2,841	2.9%
Kentucky	2,723	2.8%
Colorado	2,571	2.6%
Kansas	2,540	2.6%
North Carolina	2,485	2.5%
Missouri	2,424	2.5%
Other(2)	28,184	28.9%
Total Portfolio	$97,834	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2017.
(2)	Includes states generating less than 2.5% of annualized base rent.

Lease Expiration

The following table presents contractual lease expirations within the Company's portfolio as of March 31, 2017, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2017	4	$372	0.4%	22	0.3%
2018	14	2,073	2.1%	352	4.8%
2019	14	4,419	4.5%	377	5.1%
2020	17	2,521	2.6%	219	3.0%
2021	28	5,500	5.6%	336	4.6%
2022	20	3,991	4.1%	377	5.1%
2023	30	5,404	5.5%	502	6.9%
2024	37	9,165	9.4%	882	12.0%
2025	35	6,989	7.1%	547	7.5%
2026	37	4,973	5.1%	451	6.2%
Thereafter	192	52,427	53.6%	3,261	44.5%
Total Portfolio	428	$97,834	100.0%	7,326	100.0%

Annualized base rent and gross leasable area are in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2017.

Balance Sheet

Balance Sheet

As of March 31, 2017, the Company's net debt-to-recurring EBITDA was 4.9 times and its fixed charge coverage ratio was 4.0 times. The Company's total debt to total enterprise value was 24.7%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three months ended March 31, 2017, the Company's fully diluted weighted average shares outstanding were 26.0 million. The basic weighted average shares outstanding for the three months ended March 31, 2017 were 26.0 million.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2017, there were 347,619 operating partnership units outstanding and the Company held a 98.7% interest in the operating partnership.

2017 Outlook

The Company's outlook for acquisition volume in 2017, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, remains between $200 million and $225 million of high-quality retail net lease properties. The Company's disposition guidance for 2017 remains between $20 million and $50 million.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, April 25, 2017 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 378 properties, located in 43 states and containing approximately 7.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of April 24, 2017. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets:	(Unaudited)
Real Estate Investments:
Land	$ 319,935	$ 309,687
Buildings	737,605	703,506
Accumulated depreciation	(73,657)	(69,696)
Property under development	8,414	6,764
Net real estate investments	992,297	950,261
Cash and cash equivalents	2,300	33,395
Accounts receivable - tenants, net of allowance of $50 for possible losses at March 31, 2017 and December 31, 2016	13,069	11,535
Unamortized Deferred Expenses:
Credit facility finance costs, net of accumulated amortization of $127 and $1,262 at March 31, 2017 and December 31, 2016, respectively	1,456	1,552
Leasing costs, net of accumulated amortization of $717 and $677 at March 31, 2017 and December 31, 2016, respectively	1,575	1,227
Lease intangibles, net of accumulated amortization of $29,103 and $25,666 at March 31, 2017 and December 31, 2016, respectively	140,652	139,871
Interest rate swaps	1,561	1,409
Other assets	5,330	2,722
Total Assets	$ 1,158,240	$ 1,141,972

Liabilities:
Mortgage notes payable, net	$ 68,539	$ 69,067
Unsecured term loans, net	158,557	158,679
Senior unsecured notes, net	159,198	159,176
Unsecured revolving credit facility	29,000	14,000
Dividends and distributions payable	13,151	13,124
Deferred revenue	1,650	1,823
Accrued interest payable	2,671	2,210
Accounts payable and accrued expenses:
Capital expenditures	61	677
Operating	4,956	4,866
Lease intangibles, net of accumulated amortization of $8,087 and $7,078 at March 31, 2017 and December 31, 2016, respectively	30,702	30,047
Interest rate swaps	1,404	1,994
Deferred income taxes	705	705
Tenant deposits	94	94
Total Liabilities	470,688	456,462

Stockholders' Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 26,219,680 and 26,164,977 shares issued and outstanding, respectively	3	3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	711,753	712,069
Dividends in excess of net income	(26,962)	(28,558)
Accumulated other comprehensive income (loss)	195	(536)
Total Stockholders' Equity - Agree Realty Corporation	684,989	682,978
Non-controlling interest	2,563	2,532
Total Equity	687,552	685,510
Total Liabilities and Equity	$ 1,158,240	$ 1,141,972

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016
Revenues
Minimum rents	$ 24,014	$ 18,491
Percentage rents	212	183
Operating cost reimbursement	2,344	1,589
Other income	(10)	(39)
Total Revenues	26,560	20,224

Operating Expenses
Real estate taxes	1,808	1,123
Property operating expenses	797	573
Land lease payments	163	163
General and administrative	2,603	2,045
Depreciation and amortization	7,025	5,085
Total Operating Expenses	12,396	8,989

Income from Operations	14,164	11,235

Other (Expense) Income
Interest expense, net	(4,138)	(3,649)
Gain on sale of assets	4,742	-

Net Income	14,768	7,586

Less net income attributable to non-controlling interest	193	125

Net Income Attributable to Agree Realty Corporation	$ 14,575	$ 7,461

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$ 0.56	$ 0.36
Diluted	$ 0.56	$ 0.36

Other Comprehensive Income
Net income	$ 14,768	$ 7,586
Other Comprehensive Income (Loss) - Gain (Loss) on Interest Rate Swaps	741	(2,935)
Total Comprehensive Income	15,509	4,651
Comprehensive Income Attributable to Non-Controlling Interest	(203)	(77)
Comprehensive Income Attributable to Agree Realty Corporation	$ 15,306	$ 4,574

Weighted Average Number of Common Shares Outstanding - Basic	25,953,097	20,438,729
Weighted Average Number of Common Shares Outstanding - Diluted	26,009,120	20,480,140

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016

Net income	$ 14,768	$ 7,586
Depreciation of real estate assets	4,484	3,362
Amortization of leasing costs	42	23
Amortization of lease intangibles	2,474	1,685
(Gain) loss on sale of assets	(4,742)	-
Funds from Operations	$ 17,026	$ 12,656
Straight-line accrued rent	(808)	(649)
Deferred revenue recognition	-	(116)
Stock based compensation expense	683	708
Amortization of financing costs	142	118
Non-real estate depreciation	25	15
Adjusted Funds from Operations	$ 17,068	$ 12,732

FFO per common share - Basic	$ 0.65	$ 0.61
FFO per common share - Diluted	$ 0.65	$ 0.61

Adjusted FFO per common share - Basic	$ 0.65	$ 0.61
Adjusted FFO per common share - Diluted	$ 0.65	$ 0.61

Weighted Average Number of Common Shares and Units Outstanding - Basic	26,300,716	20,786,348
Weighted Average Number of Common Shares and Units Outstanding - Diluted	26,356,739	20,827,759

Supplemental Information:
Scheduled principal repayments	$ 769	$ 720
Capitalized interest	67	7
Capitalized building improvements	15	-

Non-GAAP Financial Measures

FFO
The Company considers the non-GAAP measures of FFO and FFO per share/unit) to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted FFO
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Any differences a result of rounding.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190